As filed with the Securities and Exchange Commission on June 23, 2014

Registration No. 333-194719

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

A10 NETWORKS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	20-1446869
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3 West Plumeria Drive

San Jose, CA 95134

(Address of principal executive offices, including zip code)

2014 Equity Incentive Plan

2014 Employee Stock Purchase Plan

2008 Stock Plan

2004 Stock Plan

(Full title of the plan)

Lee Chen

President and Chief Executive Officer

A10 Networks, Inc.

3 West Plumeria Drive

San Jose, CA 95134

(408) 325-8668

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Herbert P. Fockler Mark B. Baudler Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Robert Cochran Vice President, Legal and Corporate Collaboration A10 Networks, Inc. 3 West Plumeria Drive San Jose, CA 95134 (408) 325-8668

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.00001 par value per share, reserved for issuance pursuant to the 2014 Equity Incentive Plan	7,700,000(2)	$15.00(6)	$115,500,000.00	$14,876.40
Common Stock, $0.00001 par value per share, reserved for issuance pursuant to the 2014 Employee Stock Purchase Plan	1,600,000(3)	$12.75(7)	$ 20,400,000.00	$ 2,627.52
Common Stock, $0.00001 par value per share, reserved for issuance pursuant to stock option awards outstanding under the 2008 Stock Plan	9,462,378(4)	$5.00(8)	$ 47,311,890.00	$ 6,093.78(10)
Common Stock, $0.00001 par value per share, reserved for issuance pursuant to stock option awards outstanding under the 2004 Stock Plan	238,661(5)	$0.14(9)	$ 33,412.54	$ 4.31(11)
TOTAL:	19,001,039		$183,245,302.54	$23,602.01

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2014 Equity Incentive Plan (the “2014 Plan”), the 2014 Employee Stock Purchase Plan (the “2014 ESPP”), the 2008 Stock Plan (the “2008 Plan”), and the 2004 Stock Plan (the “2004 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Represents 7,700,000 shares of common stock reserved for issuance pursuant to future awards under the 2014 Plan.
(3)	Represents 1,600,000 shares of common stock reserved for issuance pursuant to future awards under the 2014 ESPP.
(4)	Represents 9,462,378 shares of common stock reserved for issuance pursuant to stock option awards outstanding under the 2008 Plan as of March 21, 2014.
(5)	Represents 238,661 shares of common stock reserved for issuance pursuant to stock option awards outstanding under the 2004 Plan as of March 21, 2014.
(6)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $15.00 per share, which is the initial public offering price set forth on the cover page of the Registrant’s Prospectus dated March 21, 2014 relating to its initial public offering.
(7)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of $15.00, the initial public offering price set forth on the cover page of the Registrant’s Prospectus dated March 21, 2014 relating to its initial public offering. Pursuant to the 2014 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of the common stock on (i) the first trading day of the offering period or (ii) the exercise date.
(8)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price of $5.00 per share.
(9)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price of $0.14 per share.
(10)	The Registrant previously paid $5,314.19 of the registration fee with the prior filing of this Registration Statement.
(11)	The Registrant previously paid $6.41 of the registration fee with the filing of this Registration Statement.

EXPLANATORY NOTE

A10 Networks, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (the “Registration Statement”) to correct the Registration Statement on Form S-8, as filed with the Securities and Exchange Commission on March 21, 2014 (the “Prior Registration Statement”). The purpose of filing this Registration Statement is to correct the number of shares to be registered and the proposed maximum aggregate offering price for shares under the 2004 Plan and the 2008 Plan. The Prior Registration Statement mistakenly included the number of shares to be registered and the proposed maximum aggregate offering price for the shares under the 2004 Plan and the 2008 Plan as of December 31, 2013 instead of March 21, 2014. This Registration Statement corrects such error by updating the number of shares to be registered and the proposed maximum aggregate offering price to the correct figures as of March 21, 2014. This Registration Statement reduces the number of shares registered to be reserved for issuance under the 2008 Stock Plan by 177,621 shares to 9,462,378. The proposed maximum offering price per share for the 2008 Stock Plan is increased by $0.72 to $5.00. This Registration Statement reduces the number of shares registered to be reserved for issuance under the 2004 Stock Plan by 92,721 shares to 238,661. The proposed maximum offering price per share for the 2004 Stock Plan is reduced by $0.01 to $0.14.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

A10 Networks, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1) The Registrant’s Prospectus filed with the Commission on March 21, 2014, pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-194015), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(2) The description of the Registrant’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-36343) filed with the Commission on March 10, 2014, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description; and

(3) The Registrant’s Quarterly Report on Form 10-Q (File No. 001-36343) filed with the Commission on May 13, 2014, pursuant to Section 13 or 15(d) of the Exchange Act.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the amended and restated certificate of incorporation and amended and restated bylaws of the Registrant provide that:

•	The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•	The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•	The Registrant is not obligated pursuant to its amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors.

•	The rights conferred in the amended and restated certificate of incorporation and amended and restated bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees, and agents and to obtain insurance to indemnify such persons.

•	The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees, and agents.

The Registrant has entered into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also to provide for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its directors and officers may be sufficiently broad to permit the indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index immediately following the Signature Pages.

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on June 23, 2014.

A10 NETWORKS, INC.

By:	/s/ Lee Chen
Lee Chen
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lee Chen Lee Chen	Chief Executive Officer, President and Director (Principal Executive Officer)	June 23, 2014

* Greg Straughn	Chief Financial Officer (Principal Accounting and Financial Officer)	June 23, 2014

* Robert Cochran	Vice President, Legal and Corporate Collaboration and Secretary and Director	June 23, 2014

* Peter Y. Chung	Director	June 23, 2014

* Alan S. Henricks	Director	June 23, 2014

* Phillip J. Salsbury, P.h.D.	Director	June 23, 2014

*By:	/s/ Lee Chen Lee Chen Attorney-in-Fact

INDEX TO EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date

4.1	Specimen common stock certificate of the Registrant	S-1/A	333-194015	4.1	3/10/2014

4.2	2004 Stock Plan and forms of agreements thereunder	10-Q	001-36343	10.1	5/13/2014

4.3	2008 Stock Plan and form of agreement thereunder	10-Q	001-36343	10.2	5/13/2014

4.4	2014 Equity Incentive Plan and form of agreement thereunder, to be in effect upon completion of this offering.	10-Q	001-36343	10.3	5/13/2014

4.5	2014 Equity Stock Purchase Plan and forms of agreements thereunder, to be in effect upon completion of this offering	S-1/A	333-194015	10.5	3/10/2014

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney	S-8	333-194719	24.1	3/21/2014